EXHIBIT 99.1

SPARTAN MOTORS, INC.

1000 REYNOLDS RD.   CHARLOTTE, MI  48813   USA
TELEPHONE 517.543.6400   FACSIMILE 517.543.5403
Web Page - WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors Adds International Manufacturing Expert
Ron Harbour to Board of Directors

CHARLOTTE, Michigan, April 24, 2008 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced the election of Ron Harbour, noted manufacturing analyst and a partner at international consulting firm Oliver Wyman, to the Company's board of directors. Harbour will serve as an independent director.

The Charlotte, Mich.-based manufacturer of custom chassis and emergency-rescue vehicles said the addition of Harbour increases the size of the Spartan Motors board from eight to nine directors.

"Ron is a recognized authority on manufacturing processes and has worked with top manufacturing companies around the world in driving systematic changes in their production," said David R. Wilson, Chairman of the Board of Spartan Motors. "For years he has published the prestigious 'Harbour Report,' which is often referred to as the 'Bible' of manufacturing productivity. He personally visits more than 50 automotive plants every year in North and South America, and Europe and Asia to document best practices. As we move to become a more globally focused company, Ron's wisdom and experience will serve us well."

Harbour was the former owner and president of Harbour Consulting, acquired by Oliver Wyman in 2007. Harbour is an expert in the assessment, development and implementation of quality, cost and productivity improvements at factories worldwide. He also has experience in new vehicle development, metal fabrication and manufacturing strategy and design.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The company employs approximately 1,200 at facilities in Michigan, Pennsylvania, South Carolina and South Dakota. Spartan reported sales of $844.4 million in 2008 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.
CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com